MUNIYIELD FLORIDA FUND

FILE # 811-6502

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
3/28/2005	Puerto Rico Electric Power Auth 5% 7/1/25 - 7/1/30	993,450,000	1,325,000	JP Morgan Merrill Lynch Morgan Stanley Banc of America Citigroup Goldman Sachs Lehman Brothers Raymond James & Assoc. Ramirez & Co. UBS Financial Services Wachovia Bank